Exhibit 5.1

		New York	Paris
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Davis Polk & Wardwell llp	01 56 59 36 00 tél	Toque N° J020
121, avenue des Champs-	01 56 59 37 00 fax
Elysées
75008 Paris

OPINION OF DAVIS POLK & WARDWELL LLP

October 5, 2016

Advanced Accelerator Applications

20, rue Diesel

01630 Saint-Genis-Pouilly

Ladies and Gentlemen,

Advanced Accelerator Applications, a company incorporated under the laws of the Republic of France as a société anonyme, having its registered office at 20, rue Diesel, 01630 Saint-Genis-Pouilly, registered with the Trade and Companies Registry of Bourg-en-Bresse under number 441 417 110 (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-1 (the “Abbreviated Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) for the registration of up to $28,750,000 American Depositary Shares (“ADSs”) representing shares of its common stock, par value €0.10 per share. The ADSs are to be purchased by certain underwriters and offered for sale to the public together with the ADSs registered pursuant to a Registration Statement on Form F-1 (File No. 333-213806) of the Company that was declared effective on October 5, 2016 (the “Initial Registration Statement”), including the prospectus (the “Prospectus”) which forms a part of the Initial Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the price at which the ADSs to be sold has been approved by the Board of Directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of September 26, 2016 and when the ADSs have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus and incorporated by reference in the Abbreviated Registration Statement, the ADSs will be validly issued, fully paid and non-assessable.

We are members of the Paris Bar and the foregoing opinion is limited to the laws of France as in effect on the date hereof as currently construed by the French courts, and does not express any opinion concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP